[Letterhead of Veeco Instruments Inc.]

March 5, 1997

Mr. James C. Wyant
President and CEO
Wyko Corporation
2650 E. Elvira Road
Tucson, AZ 85706

Dear Jim,

      This letter is intended to summarize our discussions regarding a possible acquisition by Veeco Instruments Inc. (The "Buyer") of the stock of Wyko Corporation (the "Company") from the Company's stockholders (The "Sellers").

                                    PART ONE

The parties wish to commence negotiating a definitive written acquisition agreement providing for the acquisition (a "Definitive Agreement").

      Based on the information currently known to the Buyer, it is proposed that the Definitive Agreement include the following terms:

1.    BASIC TRANSACTION

The Buyer would acquire all of the stock of the Company for the consideration (the "Consideration") set forth in Paragraph 2 below in a transaction that would qualify to be accounted for as a "pooling-of-interests".

2.    CONSIDERATION

The Consideration for all of the stock of the Company would be the issuance to the Sellers of three million (3,000,000) shares of common stock, of the Buyer (the "Shares").

3.    LIQUIDITY

The Buyer and the Sellers will mutually agree upon a liquidity program with respect to the Shares.

4.    MANAGEMENT STOCK OPTIONS

It is contemplated that the key employees of the Company will receive stock options of the Buyer pursuant to the Buyer's employee stock option plan.

5.    EMPLOYMENT AGREEMENTS

At the Closing certain key management would execute employment agreements in a form satisfactory to such individuals and the Buyer.

6.    OTHER TERMS

The Buyer and the Sellers would make comprehensive representations and warranties to each other, and each would provide comprehensive covenants, indemnities and other protections for the benefit of the other. The consummation of the contemplated transactions by the Buyer and the Sellers would be subject to the satisfaction of various conditions, including:

      (a) approval of the shareholders of the Buyer. Such approval would be obtained pursuant to a proxy statement prepared and distributed to the shareholders of the Buyer in accordance with the Securities Exchange Act of 1934, as amended:

      (b) approval of the Board of Directors of the Buyer;

      (c) approval of the Board of Directors of the Company;

      (d) obtaining required approvals of all appropriate regulatory agencies;

      (e) termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act");

      (f) satisfactory completion of due diligence review by the Buyer and the Sellers;

      (g) execution of a Definitive Agreement and any documents ancillary thereto:

      (h) the issuance of a fairness opinion relating to the transaction by the Buyer's investment bankers; and

      (i) the issuance of an opinion by Ernst & Young LLP that the transaction would be accounted for as a pooling of interests.

                                    PART TWO

The following paragraphs of this letter (the "Binding Provisions") are the legally binding and enforceable agreements of the Buyer and each Seller.

1.    ACCESS

During the period from the date this letter is signed by the Sellers (the "Signing Date") until the date on which either Party provides the other Party with written notice that negotiations toward a Definitive Agreement are terminated (the "Termination Date"), the Sellers will afford the Buyer full and free access to the Company and its subsidiaries, its personnel, properties, contacts, books and records, and all other documents and data. The Buyer will afford the Seller the ability to perform due diligence on the Buyer as may mutually be agreed to.

2.    EXCLUSIVE DEALING

Until the later of (i) 90 days after the Signing Date and (ii) the Termination
Date:

      (a) the Sellers will not and will cause the Company not to, directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept, or consider any proposal of any other person relating to the acquisition of the Company or any of its subsidiaries, their assets or business, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation, or otherwise (other than sales of inventory in the ordinary course); and

      (b) the Sellers will immediately notify the Buyer regarding any contact between the Sellers, the Company or their respective representatives and any other person regarding any such offer or proposal or any related inquiry.

3.    CONFIDENTIALITY

Except as and to the extent required by law, each party will not disclose or use, and will direct its representatives not to disclose or use to the detriment of any other party, any confidential information with respect to the Company or the Buyer furnished, or to be furnished, by any party or their respective representatives to any other party or its representatives at any time or in any manner other than in connection with its evaluation of the transaction proposed in this letter. For purposes of this Paragraph, "Confidential Information" means any information about the Company or the Buyer stamped "confidential" or identified in writing as such to the parties promptly following its disclosure, unless (i) such information is already known to the other party or its representatives or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such other party or its representatives, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the acquisition, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. Upon the written request of any party, the other parties will promptly return to the requesting party or destroy any Confidential Information in its possession and certify in writing to the requesting party that it has done so.

4.    DISCLOSURE

Except as and to the extent required by law, without the prior written consent of the other party, neither the Buyer nor the Sellers will, and each will direct its representatives not to make, directly or indirectly, any public comment, statement, or communication with respect to, or otherwise to disclose or to permit the disclosure of the existence of discussions regarding, a possible transaction between the Parties or any of the terms, conditions, or other aspects of the transaction proposed in this letter. If a party is required by law to make any such disclosure, it must first provide to the other party the content of the proposed disclosure, the reasons that such disclosure is required by law, and the time and place that the disclosure will be made. Notwithstanding the foregoing, it is contemplated that a joint press release substantially in the form of Exhibit A hereto will be issued upon the execution of this letter.

5.    COSTS

The Buyer and the Company will be responsible for and bear all of its own costs and expenses (including any broker's or finder's fees and the expenses of its representatives) incurred at any time in connection with pursuing or consummating the Possible Acquisition. Notwithstanding the preceding sentence, the Buyer will pay the HSR Act filing fee.

6.    CONSENTS

During the period from the Signing Date until the Termination Date, the Buyer and each Seller will cooperate with each other and proceed, as promptly as is reasonably practical, to prepare and to file the notifications required by the HSR Act.

7.    ENTIRE AGREEMENT

The Binding Provisions constitute the entire agreement between the parties, and supersede all prior oral or written agreements, understandings, representations and warranties, and course of conduct and dealing between the parties on the subject matter hereof. Except as otherwise provided herein, the Binding Provisions may be amended or modified only by a writing executed by all of the parties.

8.    GOVERNING LAW

The Binding Provision will be governed by and construed under the laws of the State of New York without regard to the conflicts of all principles thereof.

9.    JURISDICTION: SERVICE OF PROCESS

Any action of proceeding seeking to enforce any provisions of, or based on any right arising out of, this letter may be brought against any of the parties in the courts of the State of New York, County of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

10.   TERMINATION

The Binding Provisions will automatically terminate on June 3, 1997 and may be terminated earlier upon written notice by either party to the other party unilaterally, for any reason or no reason, with or without cause, at any time; provided, however, that the termination of the Binding Provisions will not affect the liability of a party for breach of any of the Binding Provisions prior to the termination. Upon termination of the Binding Provisions, the parties will have no further obligations hereunder, except as stated in Paragraphs 2, 3, 4, 5, 7, 8, 9, 10, 11, and 12 of this Part Two, which will survive any such termination.

11.   COUNTERPARTS

This letter may be executed in one or more counterparts, each of which will be deemed to be an original copy of this letter and all of which, when taken together, will be deemed to constitute one and the same agreement.

12.   NO LIABILITY

The paragraphs and provisions of Part One of this letter do not constitute and will not give rise to any legally binding obligation on the part of any of the parties or the Company. Moreover, except as expressly provided in the Binding Provisions (or as expressly provided in any binding written agreement that the parties may enter into in the future), no past or future action, course of conduct, or failure to act relating to the acquisition, or relating to the negotiation of the terms of the acquisition or any Definitive Agreement, will give rise to or serve as a basis for any obligation or other liability on the part of the parties or the Company.

If you are in agreement with the foregoing, please sign and return one copy of this letter agreement, which thereupon will constitute our agreement with respect to its subject matter.

                                                      Very truly yours,


                                          VEECO INSTRUMENTS INC.

                                          By: /s/ Edward H. Braun
                                             -----------------------------------

                                          Name:   Edward H. Braun

                                          Title:  President and CEO


Duly executed and agreed
on March 5, 1997.


WYKO CORPORATION


By: /s/ James C. Wyant
   -------------------

Name:  James C. Wyant

Title: President and CEO


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